EXHIBIT 10.3

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (“Agreement”) is made as of October 3, 2016 (the “Effective Date”) by and between MediGain, LLC, a Texas limited liability company (“MediGain”), Millennium Practice Management Associates, LLC, a New Jersey limited liability company (“Millennium”), and MTBC Acquisition, Corp., a Delaware corporation (“Buyer”). For purposes of this Agreement, MediGain, Millennium and Buyer may be collectively referred to as the “Principal Parties.”

RECITALS

WHEREAS, MediGain and Millennium currently occupy certain leased real property (together with any other leasehold rights, attachments, appurtenances or other rights or property to which MediGain and Millennium are entitled pursuant to the leases, the “Leased Real Property” or “Facilities”), and there conduct their business operations (such activity as conducted by MediGain and Millennium from time to time at the Facilities being herein referred to as the “Permitted Use”);

WHEREAS, MediGain and Millennium currently lease certain equipment (the “Leased Equipment”) which they use to conduct their business operations;

WHEREAS, pursuant to that certain Strict Foreclosure Agreement by and among MediGain, Millennium and Buyer, dated as of October 3, 2016 (the “Strict Foreclosure Agreement”), Buyer has acquired substantially all of the assets of MediGain and Millennium (the date of the closing of the same is referred to herein as the “Closing”); and

WHEREAS, in order to assist in the orderly transition of the business, and as a condition to the Strict Foreclosure Agreement, MediGain and Millennium have agreed to enter into this transition services agreement to allow Buyer to utilize certain retained Facilities and Leased Equipment of MediGain and Millennium, selected by Buyer in its sole discretion, for a limited period of time, not to exceed ninety (90) days from Closing, and for which Buyer shall (i) reimburse MediGain and Millennium dollar-for-dollar for all actual out of pocket costs (including, but not limited to, rent, CAM charges, and utilities) incurred relative to such services from and after Closing, (ii) shall provide MediGain and Millennium an indemnification for any liability incurred as a result of Buyer’s use and occupancy of the Facilities and Leased Equipment, and (iii) reimburse MediGain and Millennium for their property and liability insurance, and (iv) reimburse MediGain and Millennium for certain insurance premium (property, liability, and directors and officers insurance shall be collectively referred to as “Insurance Coverage”) incurred during the transition period.

NOW THEREFORE, in consideration of the mutual agreements and covenants herein contained, the Principal Parties hereby agree as follows:

1.	Definitions, Services to be Performed, Term, Performance and Cooperation.

(a)       Capitalized terms not expressly defined in this Agreement shall have the meanings ascribed to them in the Strict Foreclosure Agreement. In accordance with the terms and provisions of this Agreement, MediGain and Millennium agree to allow Buyer to occupy and use the Leased Real Property listed on Schedule A, and to use the Leased Equipment listed on Schedule B, as selected by Buyer in its sole discretion, for the term of this Agreement (collectively referred to as “Services”); provided, however, that MediGain and Millennium shall not be obligated to provide any Services other than those expressly described in this Agreement, the Strict Foreclosure Agreement, and the attached Schedules. For the avoidance of doubt, from and after the Closing, MediGain and Millennium shall cooperate with Buyer and take such actions as shall be necessary to obtain for Buyer the benefits of the transactions contemplated under the Strict Foreclosure Agreement, including the execution and delivery of all documents necessary to effectuate, memorialize, or perfect the transfer of title of the Foreclosed Assets, including the stock of RCM-MediGain India Private Limited to Buyer.

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(b)       This Agreement shall become effective as of the Effective Date and shall be terminated in ninety (90) days from the Closing. Provided, however, that the Principal Parties may mutually agree to extend the term of this Agreement.

(c)       Notwithstanding anything to the contrary contained herein, this Agreement may be terminated, in whole or in part, at any time:

(i)       by the mutual written consent of the Principal Parties;

(ii)       by Buyer, if any case or other proceeding, whether voluntary or involuntary, is commenced against MediGain or Millennium under any chapter of title 11 of the United States Code (the “Bankruptcy Code”) or any other insolvency law, or under any other law providing for the appointment of a receiver, liquidator, assignee, trustee, or custodian for all or any part of the property of Medigain or Millennium; or

(iii)       by MediGain and Millennium in the event of any material breach or default by Buyer of any of its obligations under this Agreement and the failure to cure such breach or default within five (5) days after receipt of written notice from MediGain and Millennium requesting such breach or default to be cured, or within two (2) days after receipt of such written notice for any breach or default of any payment obligation under this Agreement.

(d)       MediGain and Millennium make no warranties of any kind, express or implied, with respect to the quality or suitability of any Services provided hereunder. As needed from time to time, MediGain and Millennium will provide Buyer all records (in any format, electronic or otherwise) related to the provision of Services under this Agreement, including, but not limited to, billing and other business related records.

(e)       MediGain and Millennium are not required and do not intend to request any consents, licenses, sublicenses or approvals necessary or desirable to permit Buyer to occupy and use the Leased Real Property and the Leased Equipment, and shall have no obligations or liability of any kind to Buyer if a particular lease is terminated by the lessor for any reason. MediGain and Millennium are only agreeing to (i) remain in existence for ninety (90) days after the Closing, and (ii) to pay monthly obligations due and owing under applicable leases as actually paid to MediGain and Millennium by Buyer monthly in advance (as outlined in Section 2 hereof).

(f)       The Principal Parties shall coordinate after the Effective Date to review outstanding vendor relationships.

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2.       Payment. In consideration for the Services to be provided by MediGain and Millennium hereunder, Buyer shall pay to MediGain and Millennium (i) all costs incurred and accrued on and after October 1, 2016 through the end of the transition period relative to the Facilities and Leased Equipment, including rent, CAM charges, and utilities from and after the closing, estimated on Schedule A and Schedule B attached hereto, (ii) the premiums and costs for Insurance Coverage from and after October 1, 2016 through the end of the transition period as outlined on Schedule C attached hereto, (iii) $28,000 to reimburse MediGain for expenses incurred and paid on behalf of its offshore subsidiary prior to the Effective Date and (iv) all expenses incurred on or after October 1, 2016 (including MediGain credit card charges) through the end of the transition period for the benefit of Buyer; provided, however, that Buyer shall not be obligated to pay for any Services for a particular Facility or item of equipment if (a) Buyer is not able to occupy the particular Facility or use an item of Leased Equipment for any reason, including the termination of an applicable lease by the lessor, or (b) Buyer provides MediGain and/or Millennium written notice five (5) days prior to the beginning of a month notifying them that Buyer no longer wishes to occupy or use a particular Facility or item of Leased Equipment. If Buyer requests support to be provided by Medigain and Millennium for purposes of providing the cooperation described in Section 1(a) above or completing the audit described in the Strict Foreclosure Agreement (beyond the mere act of signing the management rep letter), Buyer shall request Alan Weiner’s assistance for specific tasks in writing, and shall pay Alan Weiner’s hourly rate of $400 for actual services performed. The fees for the Services and Insurance Coverage shall be payable monthly by the 25th of the month immediately preceding the month for which such fees are owed. With respect to the first month of this Agreement, such payment shall be made upon execution of this Agreement. Although estimates of utilities and CAM charges are estimated on Schedule A, the parties hereto agree to a monthly “true-up” for actual amounts invoiced and owed. If Buyer fails to make any payment stipulated in this Agreement by the date specified herein, MediGain and/or Millennium may terminate the applicable lease and Buyer shall have no further right to occupy and/or use the Facility or Leased Equipment covered by that terminated lease. Buyer shall additionally be responsible for providing funds to MediGain and Millennium to allow it to pay for all utilities for the Leased Real Property and any sales or other taxes relating to the provision of goods or services received with respect to Services provided hereunder, but not any taxes attributable to or measured by MediGain and Millennium’s net income.

3.       Relationship of Parties. The Principal Parties hereto are independent contractors, and neither such party nor its respective employees or agents will be deemed to be employees or agents of the other Principal Party for any purpose or under any circumstances. No partnership, joint venture, alliance, fiduciary or any relationship other than that of independent contractors is created hereby, expressly or by implication.

4.       Compliance with Laws. Each party will, with respect to its obligations and performance hereunder, comply with all applicable requirements of federal, state and local laws, rules and regulations, including without limitation import and export control, environmental and occupational safety requirements.

5.        Covenant of Buyer Regarding Permitted Use; Indemnity and Damages.

(a)      Buyer hereby covenants to MediGain and Millennium that, during the period of time that Buyer occupies the Facilities or uses the Equipment, Buyer’s activities will be consistent with and in compliance with the applicable lease.

(b)      upon Buyer’s election to cease occupying a Facility or using any Leased Equipment, or upon the termination of this Agreement, Buyer shall:

(i)      prior to vacating a Facility, Buyer will dismantle and remove all moveable assets for which it has title from the Facility. In addition, all office, conference, and cubicle areas will be cleaned so that the facility can be occupied immediately by a new tenant and any damage to the Facility caused by Buyer from and after the Closing under this Agreement will be promptly and fully remediated at Buyer’s sole expense; and

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(ii)      Buyer shall comply with the applicable Leased Equipment lease provisions for return of the Leased Equipment to the lessor.

(c)      Buyer shall be liable to MediGain and Millennium under this Agreement for damages, costs and expenses, including legal fees and litigation expenses, resulting from Buyer’s damage to the Facilities or the Leased Equipment from and after Closing under this Agreement.

(d)      Notwithstanding the foregoing, Buyer shall indemnify, defend and hold harmless MediGain and Millennium and their directors, officers, shareholders, employees, agents and controlling persons from and against any and all losses, claims, damages, liabilities, costs and expenses (including any amounts paid in any settlement, legal fees and litigation expenses) resulting from any third party demand, claim, lawsuit, action or proceeding arising from and related to Buyer’s breach of this Agreement.

6.	Miscellaneous.

(a)      Force Majeure. Neither Principal Party will have any liability for damages or delay due to fire, explosion, lightning, power failure or surges, strikes or labor disputes, water or food, acts of God, the elements, war, civil disturbances, acts of civil or military authorities or the public enemy, acts or omissions of communications or other carriers, or any other cause beyond a party’s reasonable control, whether or not similar to the foregoing, that prevents such party from materially performing its obligations hereunder.

(b)      Entire Agreement; Modification; Waivers. This Agreement and the Schedules attached hereto constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiation, commitments and writings with respect to Services. This Agreement and the Schedules attached hereto may not be altered, modified or amended except by a written instrument signed by the affected parties. The failure of any party to require the performance or satisfaction of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(c)      Severability. The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Agreement to become materially adverse to either party, in which event the parties shall use reasonable commercial efforts to arrive at an accommodation that best preserves for the parties the benefits and obligations of the illegal or unenforceable provision.

(d)      Notices. All notices and other communications hereunder will be in writing and deemed to have been duly given if provided as follows:

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If to MediGain and Millennium, to:

MediGain, LLC

Millennium Practice Management Associates, LLC

Attn. Juanita Schwartzkopf

2800 Dallas Parkway, Suite 200

Plano, TX 75093

J.Schwartzkopf@focusmg.com

with a copy to:

Gardere Wynne Sewell LLP

Attn. Stephen A. McCartin

3000 Thanksgiving Tower

1601 Elm Street

Dallas, Texas 75201-4761

smccartin@gardere.com

If to Buyer, to:

MTBC Acquisition, Corp.

7 Clyde Road

Somerset, NJ 08873

Attn: Shruti Patel

spatel@mtbc.com

with a copy to:

Bryan Cave LLP

JP Morgan Chase Tower

2200 Ross Avenue, Suite 3300

Dallas, TX 75201-7965

Attn: Keith Aurzada, Esq.

(e)      Survival of Obligations. The respective obligations of the Principal Parties set forth in Sections 2 and 5 shall survive expiration or termination of this Agreement for any reason.

(f)      Assignment. Each of MediGain and Millennium acknowledges and agrees that the Services to be provided by them under this Agreement represent nondelegable personal services based upon the specific skills and experience of MediGain and Millennium and their employees. Accordingly, each of MediGain and Millennium expressly acknowledge and agree that this Agreement is a personal services contract that cannot and shall not be assigned (or assumed and assigned under Section 365 of title 11 of the United States Code) absent the prior written consent of Buyer, which consent may be withheld by Buyer in its sole and absolute discretion.

(g)      No Third Party Beneficiary. This Agreement is made solely for the benefit of Buyer, MediGain, and Millennium and their respective successors and assigns, and no other person shall have any right, benefit, or interest under or because of this Agreement except as otherwise specifically provided herein. For the avoidance of doubt, this Agreement shall not confer any rights on any lessor of Leased Real Property or Leased Equipment, including any right to seek payment of rent directly from Buyer.

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(h)      Title and Headings. Titles and headings to sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(i)      Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Principal Party, and delivered to the other signatories, it being understood that all signatories need not sign the same counterpart. In the event that any signature is delivered by e-mail transmission, such signature shall create a valid and binding obligation of the entity executing (or on whose behalf such signature is executed) with the same force and effect as if such e-mail signature page were an original thereof.

(j)      Governing Law. This Agreement and the rights and obligations hereunder of each of the parties hereto shall be governed by and interpreted, determined, and enforced in accordance with the internal laws of the State of Texas, without giving effect to principles of conflicts of laws.

[Signature page follows]

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IN WITNESS WHEREOF, each of MediGain, Millennium and Buyer has caused this Agreement to be duly executed on its behalf by its duly authorized officer as of the date first written above.

MediGain, LLC, a Texas limited liability company

By:	/s/ Juanita Schwartzkopf
Name:	Juanita Schwartzkopf
Title:	CEO

Millennium Practice Management Associates,
LLC, a New Jersey limited liability company

By:	/s/ Juanita Schwartzkopf
Name:	Juanita Schwartzkopf
Title:	CEO

MTBC Acquisition, Corp., a Delaware corporation

By:	/s/ Mahmud U. Haq
Name:	Mahmud U. Haq
Title:	CEO

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